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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 7, 1996 for the Business Acquired from Karsten Realty Advisors, July 27, 1996 for the Business Acquired from Midstates Management Company, Inc., August 2, 1996 for the Business Acquired from CBS Investment Realty, Inc. and Affiliates, and August 5, 1996 for the Business Acquired from The Shelard Group, Inc. and Affiliate in the Registration Statement and related Prospectus of Koll Real Estate Services to be filed on or about August 19, 1996.

                                                  /s/ Ernst & Young LLP

Newport Beach, California
August 16, 1996